UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): June 21, 2026

MOONLAKE IMMUNOTHERAPEUTICS

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	001-39630	98-1711963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Dorfstrasse 29

6300 Zug

Switzerland

(Address of principal executive offices and Zip Code)

41 415108022

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary share, par value $0.0001 per share	MLTX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

On June 21, 2026, MoonLake Immunotherapeutics (the “Company”) issued a press release announcing the Week 52 results from its Phase 3 VELA clinical trials (VELA-1 and VELA-2) evaluating the efficacy and safety of the Nanobody® sonelokimab (“SLK”) in adult patients with moderate-to-severe hidradenitis suppurativa (“HS”), as well as an interim analysis of its Phase 3 VELA-TEEN trial in adolescents with HS. The Company is hosting a webcast today, Monday, June 22, 2026 at 8:00 am, Eastern Time, to discuss the data results.

A copy of the press release and the webcast presentation are furnished as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein. The exhibits furnished under Item 7.01 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act, regardless of any general incorporation language in such filing.

Item 8.01. Other Events.

Results from the Phase 3 VELA clinical trials at Week 52

Week 52 data for SLK showed consistent and further improvement in all clinical scores, compared to Week 16 data. Across both VELA-1 and VELA-2, 67.2% of patients treated with SLK achieved Hidradenitis Suppurativa Clinical Response (“HiSCR”) 75 and 33.1% of patients achieved HiSCR100 at Week 52 (n=396). The results were consistent across both trials (VELA-1: 68.3% HiSCR75, 31.2% HiSCR100; VELA-2: 66.0% HiSCR75, 35.1% HiSCR100). At Week 52, 26.0% of patients (n=396) achieved an International Hidradenitis Suppurativa Severity Score System (“IHS4”)-100 response (VELA-1: 24.4%, VELA-2: 27.7%), reflecting inflammatory remission, defined as a 100% reduction in abscesses (A100), nodules (N100) and draining tunnels (DT100). The long-term results of the VELA program are higher than in previous Phase 3 HS programs with competing agents (using the same pooled, as observed, end of parental trial data analysis). Relative to the competitor IL-17-A & F inhibitor monoclonal antibody, the SLK Nanobody®, for example, showed responses with over ~10% more responding patients for HiSCR75, HiSCR100 or IHS4-100.

The strong long-term clinical responses observed with SLK were accompanied by sustained improvements in Patient-Reported Outcomes, which are considered to matter most to patients living with HS and their treating physicians. Patients treated with SLK consistently showed the largest reductions in the HS-specific Quality of Life score (“HiSQOL”) at Week 52, with a -15.3 mean score difference between end of trial and baseline in VELA-1, and -14.8 in VELA-2 (as observed, n=395). The broader skin Dermatology Life Quality Index (“DLQI”) score confirmed the HiSQOL results and showed clinically meaningful response (≥4-point improvement from baseline) in 75.0% (VELA-1) and 69.4% (VELA-2) of patients (as observed, in patients with baseline DLQI ≥4, n=363). Responses for both these quality of life metrics were higher than previously demonstrated in competitor pivotal HS studies. In line with these data, 46.5% of patients experienced a marked reduction in pain, measured as at least a 3-point reduction from baseline in the worst skin pain Numerical Rating Scale (VELA-1: 48.4%, VELA-2: 44.3%; as observed, in patients with baseline worst skin pain score of ≥3, n=241).

These findings demonstrate leading and durable improvements across outcomes of key relevance for patients, including quality of life, pain and long-term disease control.

Responses seen in patients crossing over from placebo (switch to SLK at Week 16) confirm and validate these findings. After 4 Weeks of SLK treatment, HiSCR75 rates increased by ~20 percentage points across both studies. At the end of the VELA program (i.e., after 36 weeks of SLK treatment), cross-over patients (“Placebo-to-SLK”) showed HiSCR75 rates similar to those observed after 36 weeks of treatment in the “SLK-to-SLK” arms (~60%, as observed).

The high acceptance rate and good tolerability of SLK across the VELA program was confirmed by the rate of patients rolling over into the VELA-OLE (two-year open-label extension) following the parental trials (~90% across all arms) further validating the convenience of the 120mg Q4W (once every four weeks) dosing regimen.

Interim Week 24 data from the Phase 3 VELA-TEEN trial

Furthermore, data from the VELA-TEEN clinical trial showed rapid onset and high response rates in adolescent patients with HS. Interim analysis of Week 24 data show that ~68% of patients treated with SLK achieved HiSCR75, alongside ~86% achieving HiSCR50 and ~45% achieving HiSCR100 (as observed, n=22). HiSCR75 rates in VELA-TEEN were higher than those observed in the adult VELA program at comparable timepoints, indicating a pronounced clinical response in adolescent patients with earlier stage disease. SLK was generally well tolerated in this vulnerable patient population, and no new safety signals were observed. These promising results highlight the relevance and opportunity of an early treatment of HS with the goal to slow down the progression to irreversible tissue damage.

The safety profile of SLK in the VELA clinical programs including VELA-TEEN remains consistent over time, with no new safety signals detected.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being furnished herewith:

Exhibit Number	Exhibit Title or Description
99.1	Press Release, dated June 21, 2026
99.2	Slide Presentation, dated June 22, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOONLAKE IMMUNOTHERAPEUTICS

Date: June 22, 2026	By:	/s/ Matthias Bodenstedt
	Name:	Matthias Bodenstedt
	Title:	Chief Financial Officer

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